UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Otter Tail Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2015

Proxy Statement and

Annual Meeting Notice

Otter Tail Corporation

Annual Meeting of Shareholders

Monday, April 13, 2015

10:00 A.M. (CDT)

Bigwood Event Center

Best Western The Falls Inn and Suites

925 Western Avenue

(Highway 210 West and Interstate 94)

Fergus Falls, Minnesota 56537

Coffee will be served at 9:15 A.M. (CDT)

Lunch will follow the meeting.

No reservation is necessary.

Please bring a copy of your Notice of Internet Availability of Proxy Materials or your

Proxy Card to register at the Annual Meeting.

Contact Shareholder

Services for Information

E-mail	sharesvc@ottertail.com

Internet	www.ottertail.com

Fax	218-998-3165

Phone	800-664-1259 or 218-739-8479

Mail	Otter Tail Corporation PO Box 496 Fergus Falls, Minnesota 56538-0496

                    March 3, 2015

To the Holders of Common Shares of Otter Tail Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Otter Tail Corporation, which will be held at the Bigwood Event Center, Best Western The Falls Inn and Suites, 925 Western Avenue, Highway 210 West and Interstate 94, Fergus Falls, Minnesota, 56537 at 10:00 A.M. (CDT) on Monday, April 13, 2015.

Enclosed are a formal Notice of Annual Meeting and the Proxy Statement, which describe the business to be conducted at the meeting. The Board of Directors proposes that shareholders elect Ms. Karen M. Bohn, Mr. Charles S. MacFarlane and Ms. Joyce Nelson Schuette for three-year terms on the Board of Directors. Shareholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

Otter Tail Corporation uses the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”). Shareholders will receive the Notice instead of a paper copy of our Proxy Statement, Proxy Card and the 2014 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents over the Internet or, if you prefer, instructions on how to receive paper or e-mail copies of the proxy materials. We believe this process provides shareholders with the information they need in a timely manner while reducing environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you attend the meeting, we encourage you to vote your shares by telephone, Internet or the mail. Instructions on voting your shares are on the Notice or Proxy Card you received for the Annual Meeting.

If your shares are held of record in a brokerage account, please follow the instructions you receive from your broker. Your broker will submit a Proxy Card to Otter Tail Corporation reflecting the votes it receives. Employee Stock Ownership Plan participants should follow the instructions provided by Wells Fargo Bank, N.A.

Sincerely,

Nathan I. Partain
Chairman of the Board

Notice of Annual Meeting

Notice is hereby given to the holders of common shares of Otter Tail Corporation that the Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Best Western The Falls Inn and Suites, 925 Western Avenue, Highway 210 West and Interstate 94, Fergus Falls, Minnesota 56537, on Monday, April 13, 2015, at 10:00 A.M. (CDT) to consider and act upon the following matters:

1.	To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2015.

3.	To transact such other business as may properly be brought before the meeting.

March 3, 2015

GEORGE A. KOECK

Senior Vice President

General Counsel & Corporate Secretary

Your Vote is Important

Please vote your proxy by telephone or the Internet as described in the instructions on the Notice. Or if you received paper copies of proxy materials, you can also sign, date and return the accompanying Proxy Card in the enclosed envelope, which does not require postage if mailed in the United States. If your shares are held of record in a brokerage account, please follow the instructions you receive from your broker. Your broker will submit a Proxy Card to Otter Tail Corporation reflecting the votes it receives. Employee Stock Ownership Plan (“ESOP”) participants should follow the instructions provided by Wells Fargo Bank, N.A.

The Proxy Statement and Annual Report on Form 10-K were either made available to you over the Internet or mailed to you beginning on or about March 3, 2015. Shareholders who are receiving a paper copy of the Proxy Statement and Annual Report on Form 10-K can elect to receive future reports over the Internet. If you are interested in this option, please contact Shareholder Services by calling our toll free number 800-664-1259 or by e-mail at sharesvc@ottertail.com. To obtain directions to attend the Annual Meeting and vote in person contact Shareholder Services at our toll free number 800-664-1259.

Proxy Statement Questions and Answers

1.	Q: Why am I receiving these materials?

A:	The Board of Directors of Otter Tail Corporation is soliciting proxies and provides these materials in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held on April 13, 2015. As a shareholder you are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement. These materials were made available to shareholders over the Internet or mailed to shareholders beginning on or about March 3, 2015.

2.	Q: Who is entitled to vote at the Annual Meeting?

A:	Only common shareholders of record at the close of business on February 13, 2015, are entitled to vote at the Annual Meeting. As of the record date, 37,363,740 common shares of Otter Tail Corporation were issued and outstanding. Each shareholder is entitled to one vote per share.

3.	Q: What issues may I vote on at the Annual Meeting?

A:	You may vote on (1) the election of three nominees to serve on the Board of Directors; (2) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015; and (3) any other business that is properly brought before the meeting.

4.	Q: How do I vote my shares?

A:	Pursuant to rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent to most of our shareholders the Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report via the Internet. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request to receive one.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 13, 2015: Our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at http://www.ottertail.com/annual.cfm

You may vote either in person at the Annual Meeting or by granting a proxy. If you desire to grant a proxy, you have three voting options:

•	by telephone

•	by Internet

•	by Proxy Card

If you intend to vote by proxy, please follow the instructions on the Notice you received for our Annual Meeting of Shareholders. If you received paper copies of our proxy materials, we have enclosed a Proxy Card for you to use to vote your shares. In order to register your vote, complete, date and sign the Proxy Card and return it in the enclosed envelope, or vote your proxy by telephone or Internet in accordance with the voting instructions on the Proxy Card. Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

5.	Q: May I change my vote?

A:	You have the right to revoke your proxy any time before the Annual Meeting by:

•	providing written notice to an officer of Otter Tail Corporation and voting in person at the Annual Meeting;

•	submitting another proper proxy by telephone or the Internet; or

•	submitting a new written proxy bearing a later date at any time before the proxy is voted at the meeting.

6.	Q: How are the votes counted?

A:	In the election of Directors, you may vote FOR all of the nominees or your vote may be WITHHELD with respect to one or more nominees. You may vote FOR, AGAINST or ABSTAIN with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015. If you return your signed Proxy Card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all nominees, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

Shares voted as abstentions (or as “withhold authority” as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of the matter as to which the shareholder has abstained.

If your shares are held in the name of a brokerage firm and you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more proposals, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting but will not be considered as present and entitled to vote with respect to such proposals. Brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

7.	Q: Where and when will I be able to find the results of the voting?

A:	Preliminary results will be announced at the Annual Meeting of Shareholders. Otter Tail Corporation will publish the final results in a current report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting. You may also find the results on our website www.ottertail.com.

8.	Q: Who bears the cost of soliciting votes for the Annual Meeting?

A:	Otter Tail Corporation will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to soliciting proxies by mail, employees of Otter Tail Corporation may solicit them by telephone or in person. Employees receive no additional compensation for these solicitation activities.

Outstanding Voting Shares

The total outstanding voting shares of Otter Tail Corporation stock as of February 13, 2015, is 37,363,740. Only common shareholders of record as of February 13, 2015, are entitled to vote at the Annual Meeting of Shareholders. The only persons known to Otter Tail Corporation to own beneficially (as defined by the SEC for proxy statement purposes) more than 5% of the outstanding common shares of Otter Tail Corporation as of February 13, 2015, are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Cascade Investment, L.L.C. 2365 Carillon Point Kirkland, WA 98033	3,456,499 shs.[1]	9.3%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355-2331	2,461,122 shs.[2]	6.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	2,038,595 shs.[3]	5.5%

(1)	Based on information in an Amendment No. 9 to Schedule 13D jointly filed by Cascade Investment, L.L.C. (“Cascade”) and William H. Gates, III with the SEC on January 6, 2012, with respect to their holdings as of January 5, 2012. According to the filing, the common shares owned by Cascade may be deemed to be beneficially owned by Mr. Gates, as the sole member of Cascade. Michael Larson, the Business Manager of Cascade, has voting and investment power with respect to the common shares beneficially owned by Cascade. Mr. Larson disclaims beneficial ownership of the common shares beneficially owned by Cascade and Mr. Gates.

(2)	Based on information in an Amendment No. 2 to Schedule 13G filed by Vanguard Group, Inc. (“Vanguard”) with the SEC on February 20, 2015 for its holdings as of December 31, 2014, Vanguard reported that it has sole voting power as to 52,168 shares and shared voting power as to the remainder, and sole investment power as to 2,412,254 shares and shared investment power as to the remainder.

(3)	Based on information on Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 3, 2015 for its holdings as of December 31, 2014, BlackRock reported that it has sole voting power as to 1,944,879 shares, and sole investment power as to 2,038,595 shares.

Election of Directors

The Board of Directors of Otter Tail Corporation is composed of nine Directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The terms of Ms. Karen M. Bohn, Mr. Edward J. McIntyre, and Ms. Joyce Nelson Schuette expire at the time of the 2015 Annual Meeting of Shareholders. Mr. McIntyre has determined to retire from the Board of Directors in connection with his retirement from Otter Tail Corporation. The Board of Directors, upon recommendation of the Corporate Governance Committee, nominates Ms. Bohn, Mr. Charles S. MacFarlane, and Ms. Schuette for election to serve three-year terms ending at the time of the Annual Meeting of Shareholders in 2018. Mr. MacFarlane is the President and Chief Operating Officer of Otter Tail Corporation and is expected to be named Chief Executive Officer at the time of this Annual Meeting.

Under Minnesota law, the affirmative vote of a plurality of the common shares present and entitled to vote with respect to the election of Directors is required for the election of the nominees to the Board of Directors. Proxies, unless otherwise directed thereon, will be voted in favor of all nominees. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees is unable to serve or for good reason will not serve, which is a contingency not now anticipated.

Biographies of the Director nominees and of the continuing Directors are found on the following pages. These biographies include the age of each Director (as of the 2015 Annual Meeting of Shareholders), an outline of his or her business experience and the reasons for his or her selection for the Board. Except as noted in the table on the following pages, each Director and Director nominee has held the same position or another executive position with the same employer for the past five years.

The Board of Directors has determined that, with the exception of Mr. Edward J. McIntyre and Mr. Charles S. MacFarlane, all of the Directors and Director nominees are independent as defined by the NASDAQ Listing Standards.

The Board of Directors recommends a vote FOR the election of all nominees to the Board of Directors.

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Nominees for election for three-year terms expiring in April 2018:
Karen M. Bohn

Edina, Minnesota

President

Galeo Group, LLC

(management consulting firm)

Director and Board Chair

Ameriprise Certificate Company

Ms. Bohn provides the Board with her business and financial expertise developed over the course of her career in the financial services sector, as well as her insight gained from providing consulting services in the areas of governance, management effectiveness, and strategy to a variety of large and small companies.

Ms. Bohn is a National Association of Corporate Directors Board Leadership Fellow, awarded in recognition of her completion of NACD’s comprehensive program of study for corporate Directors and ongoing engagement in the Director community.

Ms. Bohn serves on the Audit and Corporate Governance Committees.

		61	2003
Charles S. MacFarlane

Fergus Falls, Minnesota

President and Chief Operating Officer

Otter Tail Corporation (Since April 14, 2014)

Chief Executive Officer

Otter Tail Power Company

Mr. MacFarlane will provide the Board with a direct link to the Executive Management team of Otter Tail Corporation. Mr. MacFarlane has been and will continue to be critical to the development and execution of the strategic direction of Otter Tail Corporation. Mr. MacFarlane will also provide the Board with the benefit of his business and utility expertise developed over the course of his career at Otter Tail Power Company and Xcel Energy, Inc.

Mr. MacFarlane will not serve on Committees.

		50	Nominee
Joyce Nelson Schuette	Walker, Minnesota Retired Managing Director and Investment Banker Piper Jaffray & Co. (financial services) Ms. Schuette provides the Board with the benefit of the business and financial expertise she has developed over the course of her career, particularly in the area of investment banking. Ms. Schuette serves on the Audit and Compensation Committees.	64	2006

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Directors with terms expiring in April 2017: John D. Erickson	Fergus Falls, Minnesota Former President and Chief Executive Officer Otter Tail Corporation (Resigned, September 8, 2011) Consultant ECJV Holdings, LLC, an entity controlled by Cascade Investment, L.L.C. (since October 2011) As former Chief Executive Officer, Mr. Erickson provides the Board his leadership experience, his financial expertise and his knowledge of Otter Tail Corporation and the utility industry developed over his years of service with Otter Tail Corporation. Mr. Erickson presently serves on no Committees.	56	2007
Nathan I. Partain

Chicago, Illinois

Chairman of the Board

Otter Tail Corporation

(Since November 8, 2011)

President and Chief Investment Officer

Duff & Phelps Investment Management Co.

President, Chief Executive Officer and Chief Investment Officer

DNP Select Income Fund, Inc. (closed-end utility income fund)

Director, DNP Select Income Fund Inc.; DTF Tax-Free Income Inc.; Duff & Phelps Utility and Corporate Bond Trust Inc.; Duff & Phelps Global Utility Income Fund, Inc. (These four closed end investment fund companies share a common board, of which, Mr. Partain is one of ten Directors. These entities constitute a single fund complex under SEC rules).

The Board benefits from the financial expertise Mr. Partain provides, as well as from the knowledge he has acquired regarding the utility industry from twenty-eight years of providing electric utility investment research and management services to institutional clients of Duff & Phelps.

Mr. Partain is a National Association of Corporate Directors Board Leadership Fellow, awarded in recognition of his completion of NACD’s comprehensive program of study for corporate Directors and ongoing engagement in the Director community.

Mr. Partain serves on no Committees.

		58	1993
James B. Stake	Edina, Minnesota Retired Executive Vice President Enterprise Services 3M Company (diversified manufacturing) Director, C. H. Robinson Worldwide, Inc. Mr. Stake provides the Board with his business expertise with diversified companies developed during his career at 3M Company, which is particularly relevant to the manufacturing and infrastructure companies of Otter Tail Corporation. Mr. Stake serves on the Audit and Compensation Committees.	62	2008

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Directors with terms expiring in April 2016: Kathryn O. Johnson

Hill City, South Dakota

Owner/Principal

Johnson Environmental Concepts

(specializes in applying geochemistry to resource development in the mining industry and remediation of legacy contamination of soil and water)

President

(2011-2013)

Board Member

(2005-present)

South Dakota Board of Regents

Former Board Member

South Dakota Board of Minerals

and Environment

Ms. Johnson provides the Board with a scientific approach to the problems faced by Otter Tail Power Company and the manufacturing and infrastructure companies of Otter Tail Corporation. She also provides a working understanding of South Dakota state government.

Ms. Johnson serves on the Compensation Committee.

		60	2013
Steven L. Fritze	Eagan, Minnesota Retired Chief Financial Officer Ecolab, Inc. (diversified manufacturing) (Retired December 2012) Mr. Fritze provides the Board with the benefit of his extensive corporate accounting, finance and financial reporting expertise from his service as Chief Financial Officer of Ecolab and from his executive and business management experience gained over 32 years of service to Ecolab in a variety of roles. Mr. Fritze serves on the Audit and Corporate Governance Committees.	60	Director since August 2013
Timothy J. O’Keefe	Grand Forks, North Dakota Retired Executive Vice President University of North Dakota Alumni Association Retired Chief Executive Officer University of North Dakota Foundation (non-profit) (Retired March 2014) Mr. O’Keefe provides the Board with extensive private, public, and not-for-profit business experience over a 35-year career and with an excellent understanding of the region Otter Tail Power Company serves. Mr. O’Keefe serves on the Corporate Governance Committee.	65	Appointed to the Board on April 14, 2014

Meetings and Committees of the Board of Directors

The full Board of Directors of Otter Tail Corporation considers all major decisions of Otter Tail Corporation. The Board of Directors has established a standing Audit Committee, Compensation Committee, and Corporate Governance Committee so that certain important matters can be addressed in more depth than may be possible in a full Board of Directors meeting. Each committee operates under a charter that is reviewed annually by that committee and approved by the Board of Directors.

Pursuant to Otter Tail Corporation’s bylaws and governance guidelines, the Board of Directors determines the best board leadership structure for Otter Tail Corporation from time to time. Otter Tail Corporation recognizes that different board leadership structures may be appropriate for companies in different situations. Since 2002 Otter Tail Corporation has had a separate Chairman of the Board and Chief Executive Officer. The Chairman and Chief Executive Officer are elected annually by the Board. Otter Tail Corporation believes that its leadership structure, with a separate Chief Executive Officer and Chairman of the Board, is the optimal structure for Otter Tail Corporation at this time. The Chief Executive Officer and the Chairman of the Board have an excellent working relationship.

The Board of Directors acting as a Risk Committee of the whole retains responsibility for risk oversight for Otter Tail Corporation. The Board of Directors is routinely called upon in the exercise of its business judgment to assess the risk involved in matters brought to it for consideration. As a part of the strategic planning process the Board of Directors assesses the risk involved in the strategic plan of Otter Tail Corporation. In addition the Board of Directors conducts a complete corporate risk assessment at least annually and reviews risk regularly and routinely throughout the year.

The full Board of Directors held a total of six regularly scheduled and special meetings in 2014. In addition to these meetings, the Board of Directors also held a planning retreat with senior management in June 2014. During 2014, the Board of Directors met in executive session without the Chief Executive Officer and management at each meeting. It also met in executive session with only the independent Directors at certain meetings. Each Director attended at least 75 percent of the total meetings of the Board of Directors and the meetings of the committees on which he or she served. Each Director attended the Annual Meeting of Shareholders in 2014. It is expected that the Directors and executive officers of Otter Tail Corporation will attend the Annual Meeting of Shareholders in 2015.

Audit Committee

The Audit Committee reviews the financial results of Otter Tail Corporation, reviews accounting, audit and control procedures, and retains and supervises the independent registered public accounting firm. The Audit Committee has oversight responsibility for Otter Tail Corporation’s Code of Conduct. In 2014, this committee was composed of four members (five members through February 6, 2014) of the Board of Directors: Ms. Bohn, Mr. Fritze (Chair, since April 14, 2014), Mr. Partain, Ms. Schuette, Mr. Spies and Mr. Stake. Mr. Partain and Mr. Spies (retired April 14, 2014) served on this Committee until and including the February 6, 2014 meeting. The Board has determined that all committee members, including Mr. Partain and Mr. Spies, are independent Directors as defined by the NASDAQ Listing Standards. The Board of Directors has determined that Mr. Fritze and Mr. Stake meet the SEC definition of an audit committee financial expert and all members of the committee are financially literate. The Audit Committee routinely meets in executive session with internal audit and the independent registered public accounting firm without management present. During the course of 2014 the committee received training on new financial issues affecting Otter Tail Corporation. The Audit Committee held four meetings in 2014. For further information on the actions of the Audit Committee, please refer to the Report of the Audit Committee on page 33. The Audit Committee Charter may be reviewed at www.ottertail.com.

Compensation Committee

The Compensation Committee reviews, recommends and reports to the Board of Directors on all compensation programs, plans and policies involving Otter Tail Corporation’s Board of Directors and certain executive officers and it develops, evaluates and recommends for approval all equity based compensation plans of Otter Tail Corporation. The Compensation Committee oversees the administration of the 1999 Employee Stock Purchase Plan, the 1999 Stock Incentive Plan, the 2014 Stock Incentive Plan and the Executive Annual Incentive Plan. The Compensation Committee periodically retains an outside compensation consultant to advise it in its decision making process. That consultant has not been used by management to an extent that would require disclosure under SEC rules. Subject to approval by the Board of Directors, this committee sets compensation for the Directors, the Chief Executive Officer, the Chief Financial Officer and certain other executive officers. In 2014, this committee was composed of three members of the Board of Directors: Ms. Johnson, Ms. Schuette and Mr. Stake (Chair). The Board has determined that all committee members are independent Directors as defined by the NASDAQ Listing Standards. The Compensation Committee held six meetings in 2014. For further information on the actions of the Compensation Committee, please refer to the Compensation Discussion and Analysis (“CD&A”) on page 13 and the Report of the Compensation Committee on page 22. The Compensation Committee Charter may be reviewed at www.ottertail.com.

Corporate Governance Committee

The Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for election as Directors, recommends Director committee assignments and recommends actions necessary for the proper governance of Otter Tail Corporation and for the evaluation of the performance of the Board of Directors and Chief Executive Officer. With input from the Chief Executive Officer, the Corporate Governance Committee recommends certain executive officers for annual election. The Corporate Governance Committee reviews issues and developments related to corporate governance practices and makes recommendations to the Board of Directors on changes in structure, rule or practice necessary for compliance and for good corporate governance.

Otter Tail Corporation’s Corporate Governance Committee Charter provides that the skills and characteristics required generally of Directors include diversity, age, business background and experience, accomplishments, experiences in the businesses related to Otter Tail Corporation and a willingness to make the requisite commitment of time and effort. Accordingly, the Board of Directors has not set minimum standards for Director candidates. Rather, it seeks highly qualified individuals with diverse backgrounds and business and life experiences that will enable them to constructively review and guide management of Otter Tail Corporation. The Corporate Governance Committee retained a consultant to identify Director candidates in 2014 and the consultant identified Mr. O’Keefe, who was appointed to the Board on April 14, 2014. The Corporate Governance Committee considers and evaluates potential Director candidates and makes its recommendations to the full Board of Directors. Any shareholder may submit a recommendation for nomination to the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President and Chief Executive Officer, Otter Tail Corporation, Box 9156, Fargo, North Dakota 58106-9156. The Corporate Governance Committee will use the same process for evaluating all nominees, regardless of whether the nominee recommendation is submitted by a shareholder or some other source.

If a shareholder wishes to nominate a candidate for election to the Board of Directors, in order for the nomination to be properly made the shareholder must give written notice to the Secretary of Otter Tail Corporation. Notice must be received at Otter Tail Corporation’s principal executive offices at least 90 days before the date that is one year after the prior year’s regular meeting. The notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the nominee or nominees, (ii) a representation that the shareholder is a holder of record of shares of Otter Tail Corporation entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors, and (v) the consent of each nominee to serve as a Director of Otter Tail Corporation if so elected.

The Corporate Governance Committee is composed of three members of the Board of Directors who, during 2014, were Ms. Bohn (Chair), Mr. Fritze and Mr. O’Keefe (since April 14, 2014). Mr. Spies served on this committee until his retirement on April 14, 2014. The Board has determined that all committee members, including Mr. Spies, are independent Directors as defined by the NASDAQ Listing Standards. The Corporate Governance Committee held four meetings in 2014. The Corporate Governance Committee Charter may be reviewed at www.ottertail.com.

Contact with the Board of Directors

Shareholders may contact the Board of Directors by either mail or e-mail. Questions may be sent to the entire Board of Directors, to a particular committee, or to an individual Director. The mailing address is Otter Tail Corporation, Board of Directors, Box 9156, Fargo, North Dakota 58106-9156 and the e-mail address is boardofdirectors@ottertail.com. Although reviewed by the General Counsel, all questions are forwarded to the Board of Directors or to the appropriate committee or Director as determined by the General Counsel.

Director Compensation

Having made no changes to Director compensation since 2008, the Compensation Committee retained Towers Watson (“Towers”) to assess the competitiveness of the compensation provided to Directors of Otter Tail Corporation taking into consideration current market conditions. In December 2013, based on the recommendation of Towers and a review of the peer group data the Compensation Committee elected to increase the retainer for the Chairman of the Board and for the Committee Chairpersons. Non-employee Directors of Otter Tail Corporation receive an annual retainer for their services as a Director. Non-employee Directors, except the Chairman, receive an annual retainer of $60,000. The Chairman receives an annual retainer of $125,000 (previously $84,000). Each committee chair receives an additional retainer of $14,000 (previously $7,000) per year. These changes were effective April 2014. Directors do not receive a meeting fee for attending either committee or Board of Director meetings. In addition, non-employee Directors receive actual expense reimbursement if they are required to furnish their own transportation to Board of Directors or committee meetings outside their city of residence.

Each non-employee Director receives an annual grant of restricted stock, which in 2014 was 2,100 (previously 2,000) shares granted under the terms of the 2014 Stock Incentive Plan on the date of the Annual Meeting. The shares of restricted stock vest over a period of four years at the rate of 25% per year and are eligible for full dividend and voting rights.

Directors may elect to receive their compensation (other than expense reimbursements) in the form of cash, stock or a combination. Directors may elect to defer the receipt of all or part of their cash compensation pursuant to the Otter Tail Corporation Deferred Compensation Plan for Directors. The deferral may be in the form of cash or stock units. Cash deferrals receive interest at a rate equal to 1% over the prime commercial rate of U.S. Bank National Association. Deferrals in the form of stock units are credited quarterly with dividend equivalents equal to the dividend rate on Otter Tail Corporation’s common shares and the deferred amount is paid out in common shares.

Otter Tail Corporation has established a stock ownership guideline for Directors. Directors are expected to hold Otter Tail Corporation stock equal to five times the value of the non-Chair annual retainer ($300,000) to be obtained within five years of beginning service on the Board of Directors. All existing Directors either meet the guidelines or are in the five-year period provided to reach the guidelines.

Director Compensation Table

The following table provides summary compensation information for each Director for the year ending December 31, 2014.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2,3]	Total ($)
Karen M. Bohn[4]	72,250	61,761	134,011
John D. Erickson	60,000	61,761	121,761
Steven L. Fritze[5]	70,500	61,761	132,261
Kathryn O. Johnson	60,000	61,761	121,761
Edward J. McIntyre[6]	—	—	—
Timothy J. O’Keefe[7]	45,000	61,761	106,761
Nathan I. Partain[8]	114,750	61,761	176,511
Joyce Nelson Schuette	60,000	61,761	121,761
Gary J. Spies[9]	20,000	—	20,000
James B. Stake[10]	72,250	61,761	134,011

(1)	Includes the aggregate dollar amount of all fees earned or paid in cash for services as a Director (both paid and deferred) including annual retainer and committee chair retainers.

(2)	Represents the aggregate grant-date fair value of restricted stock awards granted to non-employee Directors in 2014 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The aggregate grant-date fair value of the restricted stock award for the 2,100 shares granted to each non-employee Director on April 14, 2014, was $61,761. In accordance with FASB ASC Topic 718, Otter Tail Corporation chose the grant-date fair value of the restricted stock as the equivalent to the average of the high and low price on the date of the grant ($29.41).

(3)	The number of shares of restricted stock held by each Director at fiscal year-end is as follows: Ms. Bohn, 5,850; Mr. Erickson, 7,075; Mr. Fritze, 3,100; Ms. Johnson, 3,600; Mr. McIntyre, 22,825; Mr. O’Keefe, 2,100; Mr. Partain, 5,850; Ms. Schuette, 5,850; Mr. Spies, 0; and Mr. Stake, 5,850.

(4)	Ms. Bohn is Chair of the Corporate Governance Committee.

(5)	Mr. Fritze is Chair of the Audit Committee.

(6)	Mr. McIntyre did not receive Director compensation for his service as a member of the Board of Directors.

(7)	Mr. O’Keefe joined the Board on April 14, 2014.

(8)	Mr. Partain is Chairman of the Board.

(9)	Mr. Spies deferred his retainer and received it in stock units. Mr. Spies retired on April 14, 2014.

(10)	Mr. Stake is Chair of the Compensation Committee.

Security Ownership of Directors and Officers

Listed in the following table are the number of common shares of Otter Tail Corporation beneficially owned by each Director, Director nominee and each executive officer named in the Summary Compensation Table, as well as the number of shares owned by all Directors and executive officers of Otter Tail Corporation as a group, as of December 31, 2014.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent Class[1]
Karen M. Bohn	26,150
John D. Erickson	155,005
Steven L. Fritze	7,433
Kathryn O. Johnson	4,318
George A. Koeck	13,288
Charles S. MacFarlane[3]	95,499
Edward J. McIntyre	71,790
Kevin G. Moug[4]	46,514
Timothy J. O’Keefe	2,100
Nathan I. Partain[5]	42,053
Timothy J. Rogelstad[6]	4,668
Joyce Nelson Schuette	24,532
James B. Stake	23,478
Shane N. Waslaski[7]	6,164
All Directors and executive officers as a group	522,992	1.4%

(1)	Represents outstanding common shares beneficially owned both directly and indirectly as of December 31, 2014. No Director or executive officer beneficially owned more than 1% of the total outstanding common shares as of December 31, 2014. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown. No shares owned by any Director or executive officer were pledged as of December 31, 2014. The information provided is based upon 37,218,053 common shares outstanding as of December 31, 2014.

(2)	Includes common shares held by the Trustee of Otter Tail Corporation’s ESOP for the account of executive officers of Otter Tail Corporation with respect to which such persons have sole voting power and no investment power, as follows: Mr. Koeck, 1,021 shares; Mr. MacFarlane, 2,161 shares; Mr. Moug, 278 shares; Mr. Rogelstad, 1,985 shares; and all Directors and executive officers as a group, 5,445 shares.

Includes the following common shares subject to options exercisable within 60 days of December 31, 2014: Mr. MacFarlane, 3,000 shares, and all Directors and executive officers as a group, 3,000 shares.

Includes the following common shares that were earned under outstanding performance awards as of December 31, 2014 and issued in February 2015 for Mr. McIntyre, 27,064 shares; Mr. Moug, 8,952 shares; Mr. MacFarlane, 8,671 shares; and Mr. Koeck, 6,173 shares; and all executive officers as a group, 50,860 shares.

(3)	Includes 3,461 shares owned by Mr. MacFarlane’s minor children as to which he, as custodian, has voting and investment power.

(4)	Includes 1,449 shares owned jointly with Mr. Moug’s wife as to which he shares voting and investment power. Includes 306 shares owned by Mr. Moug’s minor children as to which he, as custodian, has voting and investment power.

(5)	Includes 3,000 shares owned jointly with Mr. Partain’s wife as to which he shares voting and investment power.

(6)	Includes 632 shares owned jointly with Mr. Rogelstad’s wife as to which he shares voting and investment power.

(7)	Includes 578 shares owned jointly with Mr. Waslaski’s wife as to which he shares voting and investment power.

The information with respect to beneficial ownership of securities of Otter Tail Corporation is based on information furnished to Otter Tail Corporation by each person included in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Otter Tail Corporation’s Directors and executive officers and holders of more than 10% of Otter Tail Corporation’s common shares to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Otter Tail Corporation. Based solely on a review of the Section 16 reports filed by the Directors and executive officers, Otter Tail Corporation believes that during the year ended December 31, 2014, its Directors and executive officers complied with all Section 16(a) filing requirements.

Compensation Discussion and Analysis

Executive Summary

Otter Tail Corporation believes that strong, effective leadership is the cornerstone of its continued growth and success. To be successful, Otter Tail Corporation must be able to attract, retain and motivate highly qualified executive officers with the competencies needed to excel in a rapidly changing marketplace and to understand issues relating to a diverse group of companies in several different industries.

Executive compensation at Otter Tail Corporation is focused on results. Total direct compensation includes base pay, annual cash incentive and stock-based long-term incentive. The mix of pay is designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk. The only element of total direct compensation that is not performance based is base pay. Annual cash incentive and stock-based long-term incentive are performance and metric based. Discretion is exercised only in the individual performance portion of annual cash incentive.

At the 2014 Annual Meeting of Shareholders, Otter Tail Corporation provided shareholders an advisory vote on executive compensation. The shareholders voted to approve, on an advisory basis, the compensation of Otter Tail Corporation’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in Otter Tail Corporation’s Proxy Statement for the 2014 Annual Meeting. The vote was 24,630,886 shares “For” (87.6% of the shares voted), 1,806,830 shares “Against” (6.4% of the shares voted), and 1,692,091 shares “Abstain” (6.0% of the shares voted).

The Compensation Committee takes into account the result of the shareholder vote in determining executive compensation policies and decisions. The Compensation Committee viewed the 2014 vote as a strong expression of the shareholders’ general satisfaction with Otter Tail Corporation’s current executive compensation programs. While the Compensation Committee considered this shareholder satisfaction in determining to continue the present framework of executive compensation programs, decisions regarding incremental changes in the compensation programs and individual compensation were made in consideration of Otter Tail Corporation’s performance, current economic conditions, and individual executive performance as described in more detail below.

Consistent with the shareholders’ preference expressed in voting at the 2011 Annual Meeting of Shareholders, the Board of Directors determined that an advisory vote on the compensation of Otter Tail Corporation’s executive officers will be conducted every three years. The next shareholder advisory vote will take place at the 2017 Annual Meeting of Shareholders.

Purpose and Philosophy

The Compensation Committee of the Board of Directors is responsible for developing and recommending to the Board of Directors Otter Tail Corporation’s executive compensation program for the principal executive officers:

•

Edward J. McIntyre, who became our interim President and Chief Executive Officer on September 8, 2011 and was appointed President and Chief Executive Officer on January 3, 2012. As of April 14, 2014 he ceased serving as President on the appointment of Charles S. MacFarlane as President and Chief Operating Officer.

•	Kevin G. Moug, our Senior Vice President and Chief Financial Officer.

•

Charles S. MacFarlane, who became our President and Chief Operating Officer and retained the title of Chief Executive Officer, Otter Tail Power Company as of April 14, 2014, having been promoted from Senior Vice President, Electric Platform and President and Chief Executive Officer, Otter Tail Power Company.

•	George A. Koeck, our Senior Vice President, General Counsel and Corporate Secretary.

•	Timothy J. Rogelstad, who became our Senior Vice President, Electric Platform and President, Otter Tail Power Company, on April 14, 2014. He was not a Named Executive Officer last year.

•	Shane N. Waslaski, Senior Vice President, Manufacturing & Infrastructure Platform. Mr. Waslaski resigned his position effective May 15, 2014.

These individuals are referred to in this CD&A as the “executive officers.” Each of these executive officers is included in the Summary Compensation Table and the related tables beginning on page 23.

The Compensation Committee has adopted an Executive Compensation Policy which outlines the overall executive compensation philosophy of Otter Tail Corporation and describes the components of executive compensation for the executive officers.

Otter Tail Corporation provides fair and equitable compensation to its executive officers by combining base pay, annual cash incentive, stock-based long-term incentive, retirement plans, and competitive health, dental and other benefits. The Executive Annual Incentive Plan is designed to reward executives for Otter Tail Corporation’s current year financial success and recognize the responsibilities of the executive officers for meeting Otter Tail Corporation’s financial performance goals. Stock-based incentives focus on long-term performance by aligning the executive officers’ long-term financial interests with Otter Tail Corporation’s shareholders’ interest. Pension and retirement plans are provided to encourage long tenure amongst the executive officers. Health, dental, vacation and other benefits are designed to be competitive with companies with whom Otter Tail Corporation competes for executive talent.

The key elements of our executive compensation practices are:

•	Pay for performance – a significant proportion of the compensation for the executive officers is at risk and is contingent on company performance.

•

Performance-based vesting – the long-term incentive vests at the end of three years based on total shareholder return compared to the total shareholder return of the companies in the Edison Electric Institute Index and beginning 2015 return on equity as well.

•	Caps on incentive payouts – Our short-term incentive and performance share awards are designed to pay out at a maximum of 190% and 150% of target respectively.

•	Share ownership – We require all of our executive officers to own a meaningful amount of Otter Tail Corporation stock.

•	Independent consultant – Our consultant is independent and provides only minimal other work for Otter Tail Corporation and its subsidiaries.

•

Recoupment Policy – The Executive Compensation Policy includes a Recoupment Policy, which provides that, after an accounting restatement, Otter Tail Corporation will attempt to recoup amounts paid to current and former executive officers under the Annual Cash Incentive Plan, the 1999 Stock Incentive Plan or the 2014 Stock Incentive Plan during the prior three years that would not have been paid based on the restated financial statements.

Market Conditions and Peer Group

The Compensation Committee periodically retains a compensation consultant to provide market-based compensation data in connection with its consideration of the compensation of the executive officers. In 2013, the Compensation Committee retained Towers to assess the competitiveness of the compensation provided to executive officers of Otter Tail Corporation taking into consideration current market conditions. To appropriately assess market conditions Towers created a peer group of publicly traded utility, manufacturing and distribution companies of comparable size – heavily weighted to electric utilities to reflect the relative size of Otter Tail Corporation’s operating companies, and taking into account other considerations that Towers deemed relevant such as geographic location (the “Peer Group”). The Peer Group is found below:

Company Name	SIC Code (Primary)
ALLETE, Inc.	4931 Electric and other services combined
Apogee Enterprises, Inc.	3231 Glass products made of purchased glass
Avista Corp.	4931 Electric and other services combined
Black Hills Corporation	4911 Electric services
Cleco Corporation	4911 Electric services
El Paso Electric Co.	4911 Electric services
Empire District Electric Co.	4911 Electric services
Graco Inc.	3561 Pumps & pumping equipment
Great Plains Energy, Inc.	4911 Electric services
IDACORP, Inc.	4911 Electric services
ITC Holdings	4911 Electric services
MGE Energy Inc.	4900 Electric, gas & sanitary services
Northwestern Corp.	4931 Electric and other services combined
PNM Resources, Inc.	4911 Electric services
Portland General Electric Co	4911 Electric services
Tennant Company	3580 Refrigeration & service industry machinery
UIL Holdings Corporation	4911 Electric services
Unitil Corp.	4931 Electric and other services combined
UNS Energy Corp.	4911 Electric services
Vectren Corporation	4932 Gas & other services combined
Westar Energy, Inc.	4931 Electric and other services combined

Removed from the previous Peer Group are CH Energy Group Inc., Donaldson Company, Inc., DPL Inc., Fastenal Company, Polaris Industries, Inc. and Titan Machinery, Inc. and added are Apogee Enterprises, Inc., Tennant Company, Unitil Corp. and Vectren Corporation. Towers used this Peer Group as well as other published survey data to compare the compensation provided to the executive officers in the areas of total remuneration, annual incentive, and long-term incentive. The analysis compared both the structure of compensation and the amount of compensation provided to each of the executive officers. Towers found that the structure of compensation was in line with market practices. Towers also found that the amount of total compensation and that the individual components of compensation provided the executive officers were competitive with market at the 50th percentile. The Compensation Committee utilized the information provided by Towers as a reference point in determining 2014 compensation for the executive officers. In addition the Compensation Committee considered individual performance, historical compensation and internal equity as well as regional considerations. The Compensation Committee received compensation recommendations from

Mr. McIntyre for Mr. Moug, Mr. MacFarlane, Mr. Koeck and Mr. Waslaski. The Compensation Committee may, but is not required, to consider the recommendations. The Compensation Committee does not receive a recommendation for Mr. McIntyre. The Committee also considered this information in determining compensation levels for Mr. MacFarlane and Mr. Rogelstad as they assumed new roles in April.

Base Pay

Base pay is a traditional element of compensation provided almost universally by corporations. Base pay is set with reference to the market for similar jobs in the utility and general industry sectors as determined by the Peer Group. An individual executive’s base pay also takes into consideration tenure, experience, skillset and individual performance.

Annual Cash Incentive

The Otter Tail Corporation Executive Annual Incentive Plan provides annual cash incentives to the executive officers for achieving annual performance targets for Otter Tail Corporation, the Electric Platform, or Manufacturing & Infrastructure Platform of Otter Tail Corporation depending upon the executive officer’s position and responsibilities. The annual cash incentive is designed to place a significant portion of each executive officer’s annual cash compensation “at risk” depending upon the financial and workplace safety performance of Otter Tail Corporation for that year and the individual performance of the executive officer. The target annual cash incentive for each executive officer is measured as a percentage of base pay. The target for annual cash incentive is set with reference to the market data for similar jobs in the utility and general industry sectors as determined by the Peer Group and published data.

The financial targets for the annual cash incentive are premised upon the executive officers delivering on their financial, safety and individual performance commitments to Otter Tail Corporation as reflected, in part, in the annual budget approved by the Board of Directors.

The Compensation Committee set threshold performance levels in addition to the target performance levels for the financial measures in order to incent the executive officers to strive for the best possible performance in a difficult year and a maximum performance level to reward exceptional performance.

As noted above, the Annual Incentive Plan includes a non-financial measure for workplace safety. One of Otter Tail Corporation’s five core values is safety. Otter Tail Corporation strives to provide safe work places and requires safe work practices throughout its businesses. The Compensation Committee believes that management’s commitment to workplace safety is critical to achieving Otter Tail Corporation’s goals regarding workplace safety. Safety is measured against the weighted average composite case rate for the industries in which Otter Tail Corporation and its subsidiaries operate. The incentive for safety is paid if the weighted average composite case rate of Otter Tail Corporation and its subsidiaries is less than the weighted average composite case rate for the past three years for the industries in which Otter Tail Corporation and its subsidiaries operate. There is no threshold or maximum performance level for the safety performance measure. Subject to the discretion of the Compensation Committee, the safety incentive is not to be paid in a year where there is a workplace fatality due to a workplace accident.

The following tables show a breakdown of financial, workplace safety and individual performance targets for each executive officer’s annual cash incentive for 2014 and actual performance for each metric:

2014 Executive Annual Incentive Components and Measurements

		Component Weighting
								Safety[8]
Executive	Bonus Target	Corporate EPS[2]	Corporate ROE[3]	Electric NI4	Electric ROE[5]	M & I ROIC[6]	Ind Perf[7]	Corporate	Electric	M & I
Edward J. McIntyre	80%	40%	40%				10%	10%
Kevin G. Moug	50%	40%	40%				10%	10%
Charles S. MacFarlane (January)	50%	30%		20%	20%		20%		10%
Charles S. MacFarlane[1] (April)	60%	40%	40%				10%	10%
George A. Koeck	50%	35%	35%				20%	10%
Timothy J. Rogelstad (January)	25%			25%	25%		40%		10%
Timothy J. Rogelstad[1] (April)	50%	20%		25%	25%		20%		10%
Shane N. Waslaski	50%	30%				40%	20%			10%

Performance Levels	Financial Metric Goals						Ind. Perf. Payout Range	Safety Metric Goal (Payout 0% or 100%)
	Payout Range	Corporate EPS	Corporate ROE	Electric NI	Electric ROE	M & I ROIC		Corporate	Electric	M & I
Maximum	200%	$1.91	12.70%	$48,500	11.00%	17.0%	200%	4.4	2.3	5.3
Target	100%	$1.61	10.75%	$44,500	10.00%	12.0%	100%	4.4	2.3	5.3
Threshold	50%	$1.29	8.60%	$40,000	9.25%	9.50%	0%	4.4	2.3	5.3
2014 Actual		$1.57	10.40%	$43,684	10.60%	16.10%	125-200%	3.1	2.3	3.5
2014 Adjusted[9]		$1.76	11.70%	$43,684	10.60%	17.10%		3.1	2.3	3.5

1.	Promotion Adjustments. Mr. MacFarlane was granted an additional annual incentive opportunity upon his promotion to President and Chief Operating Officer of Otter Tail Corporation in April 2014. Mr. Rogelstad was granted an additional incentive opportunity upon his promotion to Senior Vice President, Electric Platform, Otter Tail Corporation and President, Otter Tail Power Company.

2.	Corporate Earnings Per Share. Each executive officer receives the applicable target percentage of total target payout if Otter Tail Corporation achieves the targeted corporate earnings per share. The award amount is reduced for achievement of the threshold corporate earnings per share and additional increments are paid for performance above the target. Otter Tail Corporation exceeded target corporate earnings per share in 2014, with adjustments to exclude the impact of the early disposition of a lease on an aircraft as part of the strategic realignment of the portfolio of companies and a goodwill impairment recorded at Foley Company.

3.	Corporate Return on Equity. Mr. McIntyre, Mr. Moug, Mr. MacFarlane, and Mr. Koeck receive the applicable target percentage of total target payout if Otter Tail Corporation achieves the targeted corporate return on equity. The award amount is reduced for achievement of the threshold corporate return on equity and additional increments are paid for performance above the target. Otter Tail Corporation exceeded target corporate return on equity in 2014, with adjustments for early disposition of a lease on an aircraft as part of the strategic realignment of the portfolio of companies and a goodwill impairment recorded at Foley Company.

4.	Electric Platform Net Income. Mr. MacFarlane and Mr. Rogelstad receive the applicable target percentage of total target payout if the Electric Platform achieves its targeted net income, prorated for the time each spent in their roles as President of the Electric Platform. The award amount is reduced for achievement of threshold net income and additional increments are paid for performance above the target. The Electric Platform exceeded threshold net income in 2014.

5.	Electric Platform Return on Equity. Mr. MacFarlane and Mr. Rogelstad receive the applicable target percentage of total target payout if the Electric Platform achieves its targeted return on equity, prorated for the time each spent in their roles as President of the Electric Platform. The award amount is reduced for achievement of threshold return on equity and additional increments are paid for performance above the target. The Electric Platform exceeded target return on equity for 2014.

6.	Manufacturing & Infrastructure Platform Return on Invested Capital. Mr. Waslaski, who resigned his employment effective May 15, 2014, would have received the applicable target percentage of the total target payout if the Manufacturing & Infrastructure Platform had achieved its targeted Return on Invested Income (ROIC). The award amount would have been reduced for achievement of threshold ROIC and additional increments would have been paid for performance above the target. The Manufacturing & Infrastructure Platform exceeded target ROIC for 2014, with adjustments to exclude the impact of the goodwill impairment at Foley Company.

7.	Individual Performance. Each executive officer receives a percentage of the total target payout based upon individual performance. The actual amount of the award is determined by Mr. McIntyre, who may award up to 200% of the target amount, and it is subject to Compensation Committee approval. Mr. McIntyre’s individual performance award is determined solely by the Compensation Committee.

8.	Safety Incentive. Each executive officer receives 10% of the total target payout if Otter Tail Corporation (Mr. McIntyre, Mr. Moug, Mr. Koeck and Mr. MacFarlane), the Electric Platform (Mr. MacFarlane and Mr. Rogelstad) and the Manufacturing & Infrastructure Platform (Mr. Waslaski) achieve their respective targets for workplace safety. The performance level for safety was met by all entities in 2014.

9.	Compensation Committee Discretion. The Compensation Committee has discretion over the treatment of extraordinary gains, write offs or other events when determining the amount of annual cash incentive to be paid. In making its determinations in 2014, the Compensation Committee exercised this discretion by making adjustments for early disposition of a lease on an aircraft as part of the strategic realignment of the portfolio of companies and for a goodwill impairment at Foley Company.

Long-Term Incentives

Long-term incentive compensation for executive officers consists of performance share awards and restricted stock awards granted by the Compensation Committee under the Otter Tail Corporation 2014 Stock Incentive Plan.

The performance share awards are designed to tie the long-term incentives for the executive officers to Otter Tail Corporation stock performance and to further align the interests of the executive officers with shareholders. It does so in two ways. First, the number of shares awarded to the executive officers is based upon total shareholder return as compared to the total shareholder return of companies in the Edison Electric Institute Index (“EEI Index”) for the three-year period beginning on the first day of the year in which the grant is awarded. The EEI Index provides total shareholder returns for 48 shareholder owned electric utilities. Second, the value of the shares awarded increases or decreases with value provided to shareholders. In February 2015, the Compensation Committee added an additional metric for new awards such that 33.3% of the target payout will be based on achieving a three-year adjusted return on equity goal with 66.7% based on achieving the total shareholder return goal.

The restricted stock awards are also designed to align the interest of the executive officers with that of shareholders. They do so by rewarding continuity of service of the executive officers since the restricted stock awards vest over a period of four years and unvested restricted stock is forfeited upon voluntary termination. In addition, the value of shares awarded increases or decreases with the value provided to shareholders. In February 2015 the Compensation Committee awarded Restricted Stock Units in lieu of Restricted Stock Awards in substantially the same form as the former Restricted Stock Awards.

In 2014, the Compensation Committee set targeted long-term incentive with reference to the market data for similar jobs in the utility and general industry sectors as determined by the Peer Group and published data. For performance shares, the number of shares actually awarded to each executive officer was calculated by dividing the targeted value delivered for each executive officer by grant date fair value on April 11, 2014 ($20.12). For restricted stock, the number of shares actually awarded to each executive officer was calculated by dividing the targeted value delivered for each executive officer by the per share price of Otter Tail Corporation common stock on April 11, 2014 ($29.32).

The grants of performance shares were approved by the Compensation Committee on April 14, 2014. Whether the performance shares become payable is based upon the total shareholder return of Otter Tail Corporation as compared to the total shareholder returns of the companies that comprise the EEI Index over a three-year period. For the grant awarded in 2014 the three-year period is from January 1, 2014 through December 31, 2016. The EEI Index is chosen because it is the sector which includes Otter Tail Corporation common shares. For purposes of this calculation, total shareholder return equals stock appreciation plus the value of dividends reinvested. The actual payment of common shares may range from zero to 150% of the target amount and will be paid in 2017. The target amount will be paid if the total shareholder return for Otter Tail Corporation is at the 50th percentile of the total shareholder returns of the companies that comprise the EEI Index over the three-year period, or if the executive retires. The threshold performance level is set at the 25th percentile and the maximum performance level is set at the 75th percentile. Payment is capped at target amount should total shareholder return be negative. Otter Tail Corporation believes the target is appropriate as it is indicative of performance consistent with the sector over the three-year measurement period. Stronger than sector performance is awarded with additional shares. Weaker than sector performance is penalized with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.

On September 23, 2014, the Compensation Committee amended Mr. McIntyre’s outstanding performance share awards in connection with his contemplated retirement. If Mr. McIntyre retires and receives payment of target shares under the terms of the retirement provision of the 2013 award, he now has the additional opportunity to receive payment, if any, based on the actual performance of the Company against the performance goals set in the original award. The 2014 award was revised to reduce the number of shares from 44,800 to 32,200 to be received upon retirement and to provide the opportunity to receive payment, if any, based on the actual performance of the Company against the performance goals set in the original award.

The grants of restricted stock were approved by the Compensation Committee on April 14, 2014. The shares vest at a rate of 25% per year over a four-year period with the first quarter vesting on April 8, 2015, and the remaining quarters on the same date in 2016, 2017 and 2018, and vest in full upon retirement. Upon the grant date the executive officers are eligible for full dividend and voting rights.

Other Benefits

The executive officers receive health, dental, life, vacation and other traditional benefits identical to or consistent with the non-executive employees of Otter Tail Corporation.

Total Realized Pay

Otter Tail Corporation believes considering Total Realized Pay, the actual remuneration earned by the executive officers in a particular year, is an important additional factor when considering total compensation. Information related to Total Realized Pay is meant to supplement, rather than to replace the information found in the Summary Compensation Table. Total Realized Pay reflects the compensation actually paid based on performance, which can sometimes differ substantially from compensation as presented in the Summary Compensation Table. For example, total compensation as presented in the Summary Compensation Table contains estimated values of grants of performance shares that are based on multiple assumptions that may or may not be realized and can only be realized at the end of a three-year performance period. In addition, the Summary Compensation Table may show an increase or decrease in change in pension value, depending on the valuation assumptions and discount rates used to calculate present value of pension benefits.

Otter Tail Corporation defines Total Realized Pay as the sum of:

•	Base pay paid with respect to the year;

•	Annual incentive award paid with respect to the year;

•	The value realized upon the vesting of long-term incentive awards of performance shares, stock options, restricted stock and restricted stock units during the year; and

•	Other compensation paid with respect to the year.

When considering Total Realized Pay, Otter Tail Corporation excludes the following:

•

Change in pension value as reported in the Summary Compensation Table, because it is largely driven by accounting and valuation assumptions which are not reflective of the compensation realized by the executive officer in a particular year; and

•	The value of long-term incentive awards such as performance shares and restricted stock which are granted in a particular year, but cannot be earned in that year.

The following table compares Total Realized Pay for our named executive officers employed as of December 31, 2014 to the Total Compensation as presented in the Summary Compensation Table. As noted above, this table is not intended to be a substitute for the Summary Compensation Table.

TOTAL REALIZED PAY

Named Executive Officer	Base Salary ($)[1]	Annual Incentive Awards[2]	Value Realized upon Vesting of Performance Shares, Options and Restricted Stock and Units[3]	Other Compensation[4]	Total Realized Pay ($)	Total Compensation From the Summary Compensation Table ($)
Edward J. McIntyre	618,000	723,662	194,091	110,658	1,646,411	3,009,195
Kevin G. Moug	406,000	302,210	551,108	7,750	1,267,068	1,778,913
Charles S. MacFarlane	433,858	360,863	202,571	57,505	1,054,797	2,036,971
George A. Koeck	371,000	276,419	441,374	8,070	1,096,863	1,574,689
Timothy J. Rogelstad	243,926	135,454	7,494	7,743	394,617	1,107,411

(1)	Base pay paid for the year, as reflected in the “Salary” column of the Summary Compensation Table.

(2)	The total of annual incentive awards earned for the year, as reported in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(3)	Value realized upon vesting of performance shares, options, restricted stock and restricted stock units during the year based on the fair market value of Otter Tail Corporation’s common shares at the time of vesting, as reported in the “2014 Option Exercises & Stock Vested Table” and found at page 28. Mr. McIntyre’s value includes $45,713 received from vesting of restricted stock received as a director prior to becoming CEO.

(4)	As reported in the “All Other Compensation” column of the Summary Compensation Table.

Stock Ownership Guidelines

Otter Tail Corporation has established common stock ownership guidelines to ensure that the executive officers remain focused on long-term shareholder value. The ownership guidelines are as follows: Mr. McIntyre, 5 x base salary; Mr. Moug, 2 x base salary; Mr. MacFarlane, 2 x base salary; Mr. Rogelstad, 2 x base salary; and

Mr. Koeck, 1 x base salary. While stock options are not considered as shares for purposes of satisfying the ownership guidelines, vested and unvested shares of restricted stock and restricted stock units are included. New officers are given five years to meet the guidelines. All of the executive officers meet guidelines with the exception of Mr. McIntyre and Mr. Rogelstad who have held their positions for less than five years.

Retirement Income and Deferred Compensation

Historically, the executive officers of Otter Tail Corporation have provided Otter Tail Corporation with long-term service. Otter Tail Corporation believes that this long-term service by its executive officers has been fundamental to its success. Accordingly, Otter Tail Corporation encourages long-term service by providing executive officers security in retirement through its pension and supplemental retirement plans. The executive officers, except for Mr. McIntyre and Mr. Waslaski, participate in the plans related to retirement income. Retirement benefits for Mr. McIntyre and Mr. Waslaski are described separately below.

Central to providing retirement security and encouraging long-term service by its executive officers are the Otter Tail Corporation Pension Plan (“Pension Plan”) and non-qualified Executive Survivor and Supplemental Retirement Plan (“ESSRP”). Combined, these plans deliver a defined pension benefit that increases with years of service and compensation. A further description of the benefits under these plans is found in the narrative description to the Pension Benefits Table on page 30.

Mr. McIntyre and Mr. Waslaski participated in the Executive Restoration Plus Plan (“Restoration Plan”), which was adopted in 2012 for executive officers and certain others who are not eligible to participate in the Pension Plan and the ESSRP. Subject to its annual discretion, Otter Tail Corporation will contribute a sum equal to 6.5% of annual compensation for the plan year in excess of Internal Revenue Code Section 401(a)(17) compensation limit in effect for that year plus 3% of annual compensation to retirement accounts for Mr. McIntyre and Mr. Waslaski provided they are employed on the last day of the plan year, except that contributions will be made for partial years in the event of retirement. A further description of the benefits under the plan is found in the narrative description to the Pension Benefits Table on page 30.

The executive officers except for Mr. McIntyre and Mr. Waslaski, who defer under the Restoration Plan, may elect to participate in a non-qualified deferred compensation plan. The plan offers a relatively low cost, competitive benefit consistent with plans offered by other employers. Participation in the plan is limited to the executive officers of Otter Tail Corporation and certain other employees of Otter Tail Corporation and its subsidiaries. Under the plan, participants may defer up to 50% of their base pay and 100% of their annual cash incentive compensation. The amounts deferred are segregated into one or more accounts chosen by the participant and earn a return based upon the performance of the investment option chosen by the participant. One account under the plan has a beginning distribution date coinciding with retirement. Other accounts may have distribution dates determined by the participant. Deferred contributions are made pre-tax. Each participant makes his or her own investment decisions on the amounts deferred and is solely at risk for investment returns. There are no Otter Tail Corporation contributions to the plan for executive officers and Otter Tail Corporation is not at risk for individual investment returns.

Otter Tail Corporation also provides a 401(k) retirement savings plan in which the employees of Otter Tail Corporation, including the executive officers, may participate. The plan permits all employees to set aside a portion of their income into the 401(k) retirement savings plan and Otter Tail Corporation matches 50% of the first 5% set aside by an employee up to the statutory maximum. Employees hired after September 1, 2006, may be awarded an enhanced employer contribution. In 2014, that award was 4%. The participation of the executive officers is on precisely the same terms as other participants in the plan.

Severance Benefits

Otter Tail Corporation has entered into change in control severance agreements with each of the executive officers, which provide financial protection in the event of a change in control that disrupts the executive officer’s career. These agreements are designed to attract and retain high caliber executive officers, recognizing that change in control protections are commonly provided at comparable companies with which Otter Tail Corporation competes for executive talent. In addition, the change in control protections will enhance the impartiality and objectivity of the executive officers in the event of a change in control situation and better ensure that shareholder interests are protected. The protections contained in the change in control agreements provide for a “double trigger,” which means that there must be both a change in control and a termination of employment for the provisions to apply. A more complete description of the change in control agreements is found in the tabular disclosure in this Proxy Statement found at page 31.

Otter Tail Corporation has also entered into executive employment agreements with the executive officers, except for Mr. McIntyre who has chosen not to receive one. These agreements have been entered into by Otter Tail Corporation to clearly define the obligations of Otter Tail Corporation and the benefits to the executive officer upon termination from employment. These agreements are more fully described in the tabular disclosure in this Proxy Statement found at page 31.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes limits on tax deductions for executive compensation in excess of $1,000,000 paid to certain executive officers. It is the Compensation Committee’s policy to take reasonable steps to preserve this tax deduction.

Report of Compensation Committee

The Compensation Committee of Otter Tail Corporation’s Board of Directors is composed of three independent Directors as defined by the NASDAQ Listing Standards and operates under a written charter adopted by the Board of Directors. The Compensation Committee reviewed and discussed with management the foregoing CD&A. Based upon that review and discussion with management and its independent review of the CD&A, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

James Stake, Chair

Kathryn Johnson

Joyce Nelson Schuette

Executive Compensation

The following tables and accompanying narrative disclosure and footnotes should be read in conjunction with the CD&A, which sets forth the objectives of Otter Tail Corporation’s executive compensation and benefit program.

Summary Compensation Table

The table below contains information about compensation for the last three fiscal years paid to the individuals who served as Chief Executive Officer and Chief Financial Officer and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2014 (“Named Executive Officers”). Mr. Waslaski resigned effective May 15, 2014 but is included as a Named Executive Officer in 2014 in accordance with applicable SEC rules.

2014 SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Edward J. McIntyre CEO	2014 2013 2012	618,000 600,000 600,000	86,520 96,000 84,000	1,556,875 1,076,700 1,147,461	637,142 458,296 306,880	— — —	110,658 95,164 58,040	3,009,195 2,326,160 2,196,381
Kevin G. Moug Chief Financial Officer & Sr. Vice President	2014 2013 2012	406,000 394,000 370,250	40,600 39,400 35,435	346,562 351,398 352,891	261,610 188,092 119,236	716,391 — 426,899	7,750 7,375 18,260	1,778,913 980,265 1,322,971
Charles S. MacFarlane President and Chief Operating Officer; CEO, Otter Tail Power Company	2014 2013 2012	433,858 381,000 368,250	53,325 133,350 129,850	691,152 351,398 307,431	307,538 120,472 101,098	493,593 — 283,162	57,505 9,512 10,646	2,036,971 995,732 1,200,437
George A. Koeck Sr. Vice President, General Counsel & Corporate Secretary	2014 2013 2012	371,000 360,000 333,000	64,925 63,000 68,000	293,386 293,974 285,767	211,494 152,628 97,226	625,814 — 401,089	8,070 8,005 17,345	1,574,689 877,607 1,202,427
Timothy J. Rogelstad Sr. Vice President, Electric Platform; President, Otter Tail Power Company[6]	2014	243,926	30,517	200,838	104,937	519,450	7,743	1,107,411
Shane N. Waslaski Sr. Vice President, Manufacturing & Infrastructure Platform; President, Varistar Corporation[7]	2014 2013 2012	139,125 360,000 337,500	— 102,600 89,250	— 236,550 186,190	— 178,216 89,588	— — —	668,794 52,190 83,973	807,919 929,556 786,501

(1)	In each year bonuses paid to each of the executive officers were based in part upon the achievement of individual goals established at the beginning of the year, undertaking additional work outside of the scope of their normal responsibilities and individual performance as determined by the Chief Executive Officer and the Compensation Committee, for each executive officer except for Mr. McIntyre, whose bonus was determined by the Compensation Committee using the same criteria.

(2)

The amounts shown represent the aggregate grant-date fair values of performance award grants (2014 — $27.99/share for Mr. McIntyre’s award and $19.72/share for all others, 2013 — $37.51/share, 2012 — $21.75/share) and restricted stock grants (2014 — $29.41/share, 2013 — $31.03/share, 2012 — $21.32/share), as determined in accordance with FASB ASC Topic 718 and using the same assumptions as are described at Note 7 to the consolidated financial statements in the Annual Report on

Form 10-K of Otter Tail Corporation for 2014. The estimated maximum payout value of the performance awards based on the per share grant-date fair value of the awards are as follows: Mr. McIntyre (2014 — $1,880,928, 2013 — $1,687,950, 2012 — $1,770,450); Mr. Moug (2014 — $387,498, 2013 — $547,646, 2012 — $543,750,); Mr. MacFarlane (2014 — $772,038, 2013 — $547,646, 2012 — $474,150); Mr. Koeck (2014 — $325,380, 2013 — $457,622, 2012 — $439,350, 2011 — $391,926) and Mr. Rogelstad (2014 — $221,850). Because the amounts shown primarily reflect the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain share price benchmarks over a three-year period as compared to peers and described in the CD&A, the amount may not represent the value actually received by the executive officers. See the CD&A for a more detailed description.

(3)	Non-Equity Incentive Plan Compensation represents awards earned during 2014, 2013, and 2012 for achieving financial and safety goals under the Executive Annual Incentive Plan. See the CD&A for a more detailed description.

(4)	This column represents the change in pension value and was determined using the same assumptions as are described at Note 11 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for each of 2014, 2013, and 2012. In 2013 the change in pension values were ($162,453) for Mr. Moug, ($135,330) for Mr. MacFarlane, and ($36,052) for Mr. Koeck.

(5)	Amounts reflected in All Other Compensation for 2014 consist of (i) amounts contributed by Otter Tail Corporation under the Otter Tail Corporation 401(k) retirement savings plan for 2014 as follows: Mr. McIntyre, $16,900; Mr. Moug, $6,500; Mr. MacFarlane, $5,112; Mr. Koeck, $6,500; and Mr. Rogelstad, $4,952; (ii) the amount of Otter Tail Corporation’s contribution under the Employee Stock Ownership Plan for 2014 which was invested in common shares for the account of Mr. MacFarlane, $1,067 and Mr. Rogelstad, $2,591; (iii) health savings account contributions as follows: Mr. McIntyre, $1,000; Mr. Moug, $1,250; Mr. MacFarlane, $728; Mr. Koeck, $1,570; Mr. Rogelstad, $200, and Mr. Waslaski, $1,000; and (iv) amounts contributed to the Executive Restoration Plus Plan as follows: Mr. McIntyre, $92,758; (v) negotiated payments/severance related to Mr. Waslaski’s resignation, $667,794; payment of unused accrued vacation to Mr. MacFarlane upon transfer between companies, $50,597.

(6)	Mr. Rogelstad was named Senior Vice President, Electric Platform and President Otter Tail Power Company on April 14, 2014.

(7)	Mr. Waslaski resigned effective May 15, 2014.

Grants of Plan-Based Awards

The following table summarizes the 2014 grants of equity and non-equity awards to the Named Executive Officers.

2014 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: No. of Shares of Stock or Units (#)[4]	Grant-Date Fair Value of Stock and Option Awards ($)[5]
Name	Grant Date[1]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. McIntyre	01-Jan-14 14-Apr-14	271,920	494,400	939,360	32,200	44,800	67,200	10,300	1,556,875
Kevin G. Moug	01-Jan-14 14-Apr-14	111,650	203,000	385,700	6,550	13,100	19,650	3,000	346,562
Charles S. MacFarlane	01-Jan-14 14-Apr-14	108,075 148,500	196,500 270,000	373,350 513,000	13,050	26,100	39,150	6,000	691,152
George A. Koeck	01-Jan-14 14-Apr-14	102,025	185,500	352,450	5,500	11,000	16,500	2,600	293,386
Timothy J. Rogelstad	01-Jan-14 14-Apr-14	75,625	137,500	261,250	3,750	7,500	11,250	1,800	200,838
Shane N. Waslaski[6]	01-Jan-14 14-Apr-14	102,025	185,500	352,450	4,450	8,900	13,350	2,100	237,269

(1)	The grant date of all awards is the effective date established by the Board of Directors in the action in which such award is approved.

(2)	Represents awards granted to Mr. McIntyre, Mr. Moug, Mr. MacFarlane, Mr. Koeck, and Mr. Waslaski effective January 1, 2014 under the Executive Annual Incentive Plan and described in the CD&A. The awards are contingent upon Otter Tail Corporation reaching performance targets in four categories of performance: corporate earnings per share, return on equity, safety, and individual performance. Each executive is entitled to receive an award in an amount of 50% to 200% of the target for each financial category based upon the performance of Otter Tail Corporation in the category, provided Otter Tail Corporation meets at least the threshold performance level. Each executive is entitled to receive an award in an amount of 0% to 200% of the target for individual performance awarded at the discretion of the Compensation Committee for Mr. McIntyre and at the discretion of Mr. McIntyre and the Compensation Committee for Mr. Moug and Mr. Koeck. The workplace safety measure is paid at 100% if the target is met. This plan and targets are more fully described in the CD&A. The amount actually paid in 2014 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

Represents an incentive award granted to Mr. MacFarlane effective January 1, 2014 and April 14, 2014 and Mr. Rogelstad effective April 14, 2014 as determined on a basis consistent with the Executive Annual Incentive Plan and described in the CD&A. Awards granted are annualized. Payment is to be prorated according to portion of year served under each award. Awards are contingent upon Otter Tail Power Company reaching performance targets in three categories of performance: net income, return on equity and safety, and individual performance. Mr. MacFarlane and Mr. Rogelstad are entitled to receive an award in an amount of 50% to 200% of the target for each financial category based upon the performance of Otter Tail Power Company, provided Otter Tail Power Company meets at least the threshold performance level. The workplace safety measure is paid at 100% if the target is met. Mr. MacFarlane and Mr. Rogelstad are entitled to receive an award in an amount of 0% to 200% of target for individual performance awarded at the discretion of Mr. McIntyre and the Compensation Committee. The amount actually paid in 2014 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

Represents an incentive award granted to Mr. Waslaski as determined on a basis consistent with the Executive Annual Incentive Plan and described in the CD&A. The awards were contingent upon the Manufacturing and Infrastructure Platform reaching performance targets in two categories of performance: return on invested capital and safety; Otter Tail Corporation’s reaching a performance target for earnings per share; and individual performance. Mr. Waslaski was entitled to receive an award of 50% to 200% of the target for each financial category based upon the performance of the appropriate entity provided the threshold is met. The workplace safety measure was payable at 100% provided the target was met. Mr. Waslaski was entitled to receive an award in an amount of 0% to 200% of target for individual performance awarded at the discretion of Mr. McIntyre and the Compensation Committee. No amounts were paid in 2014 because Mr. Waslaski resigned effective May 15, 2014.

(3)	Represents grants of performance shares to each of Mr. McIntyre, Mr. Moug, Mr. MacFarlane, Mr. Koeck and Mr. Rogelstad that vest dependent upon the three-year total shareholder return as compared to the total shareholder returns for the companies comprising the EEI Index. In the event of death, disability or retirement at age 62 or older the performance shares vest assuming the performance goal is at target. In the event of resignation for good reason or termination without cause performance shares vest on a pro rata basis based upon the performance against the goal at the time of termination. Performance shares vest at threshold upon retirement for Mr. McIntyre, with an opportunity for Mr. McIntyre to receive an additional payment based upon actual performance exceeding target performance. The awards of performance shares are more fully described in the CD&A.

(4)	Represents restricted stock grants to Mr. Moug, Mr. Koeck, Mr. MacFarlane and Mr. Rogelstad that vest ratably on April 8, 2015, April 8, 2016, April 8, 2017 and April 8, 2018 provided they are employed by Otter Tail Corporation on those dates. Restricted stock vests in full upon disability, death, retirement or following a change in control. The executive officers have voting and dividend rights in the restricted shares.

(5)	The amounts shown represent the aggregate grant-date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. Because the amounts indicated include the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain share price benchmarks as compared to peers and described in the CD&A, the amount may not reflect the value actually provided to the executive officers. See the CD&A for a more detailed description.

(6)	These grants for Mr. Waslaski were forfeited upon his resignation.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the total outstanding equity awards as of December 31, 2014 for the Named Executive Officers.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Edward J. McIntyre						22,825	706,662
								45,000	1,393,200
								67,200	2,080,512
Kevin G. Moug						4,109	127,215
								14,600	452,016
								19,650	608,364
Charles S. MacFarlane	3,000			24.93	11-Apr-15	12,000	371,520
								14,600	452,016
								39,150	1,212,084
George A. Koeck						3,061	94,769
								12,200	377,712
								16,500	510,840
Timothy J. Rogelstad[3]						3,550	109,908
								—	—
								11,250	348,300
Shane N. Waslaski[4]						—	—
								—	—
								—	—

(1)	The unvested shares of restricted stock for Mr. McIntyre, Mr. Moug, Mr. Koeck, Mr. MacFarlane and Mr. Rogelstad vest ratably on, April 8, 2015, April 8, 2016, April 8, 2017 and April 8, 2018. Mr. McIntyre’s restricted stock includes restricted stock awarded as a Director and was shown in the Director Compensation Table in the year awarded.

(2)	The unvested performance shares for Mr. McIntyre, Mr. Moug, Mr. Koeck, Mr. MacFarlane and Mr. Rogelstad are reported at maximum as determined by SEC rules. The actual number of shares paid, which may range from zero to maximum, shall be determined by the Compensation Committee after it determines whether the performance goals have been met at the conclusion of 2015 and 2016. This typically occurs in February of each year.

(3)	The restricted stock units of Mr. Rogelstad vest on April 8, 2015, April 8, 2016 and April 8, 2017.

(4)	Mr. Waslaski terminated employment May 15, 2014.

Option Exercises and Stock Vested in Last Fiscal Year

The following table provides information on option exercises and stock vested in 2014 related to the Named Executive Officers and the resulting value realized.

2014 OPTION EXERCISES & STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)[1]
Edward J. McIntyre			6,475	194,091
Kevin G. Moug			19,588	551,108
Charles S. MacFarlane	3,000	13,725	6,300	188,846
George A. Koeck			15,647	441,374
Timothy J. Rogelstad			250	7,494
Shane N. Waslaski			3,925	117,654

(1)	The value realized on the exercise of stock options is the difference between the fair market value of Otter Tail Corporation’s common shares at the time of exercise and the exercise price contained in the award agreement of the stock option. The value realized on the vesting of stock awards is the fair market value of Otter Tail Corporation’s common shares at the time of vesting. The fair market value as used in this table is the average of the high and low price of Otter Tail Corporation’s common shares on the date of exercise or vesting.

Mr. McIntyre’s restricted stock was awarded both as an executive and as a Director and was shown in the Director Compensation Table in the year awarded.

(2)	Includes accelerated vesting of 3,491 restricted shares for Mr. Moug and 3,289 restricted shares for Mr. Koeck under the terms of their Restricted Stock Award Agreements.

Pension, ESSRP, and Restoration Plus Plans

The Pension Plan is a tax-qualified defined benefit pension plan. Employees of Otter Tail Corporation and non-union employees of Otter Tail Power Company hired prior to September 1, 2006, and union employees of Otter Tail Power Company hired prior to November 1, 2013 (January 1, 2009 for Coyote Station employees) are eligible to participate in the Pension Plan. Benefits for Mr. MacFarlane, Mr. Moug and Mr. Koeck are determined by multiplying 37% of final average earnings (as defined in the Plan) by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. For these executive officers, final average earnings is determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant’s retirement which produces the highest average salary. In addition, for each year of benefit accrued service earned in excess of 30 years, the executive’s benefit will increase by 1% up to a maximum of 110% of the benefit. For Mr. Rogelstad, the benefit is determined by multiplying 38% of his final average earnings by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. Final average earnings for Mr. Rogelstad is determined by using the 30 consecutive months out of the last 10 years prior to the participant’s retirement that produces the highest average salary. A full pension benefit is paid if the executive officer retires after he or she reaches age 62. If the executive officer commences payment prior to age 62, there is a reduction in pension benefit on a scale beginning at 5% at age 61 and ending at 39% at age 55, the earliest age at which the pension benefit may be received. The Plan does not provide for a lump sum distribution. The Plan does not contemplate, nor have there been granted, additional years of credited service.

Mr. McIntyre and Mr. Waslaski are not eligible to participate in the Pension Plan.

Mr. Moug, Mr. MacFarlane, Mr. Koeck and Mr. Rogelstad participate in the ESSRP. Participation in the ESSRP is determined by the Board of Directors. Mr. Koeck will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 70% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided the amount of this benefit will not increase after December 31, 2010. The benefit amount accrues over a 15-year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings under the ESSRP is the average of the participant’s total cash payments (base pay and bonus) paid to the participant during the highest consecutive 42 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefits limit, and offset by the participant’s benefit from the tax-qualified defined benefit Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

Mr. Moug, Mr. MacFarlane and Mr. Rogelstad will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 65% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided that the amount of this benefit will not increase after December 31, 2010. The benefit amount accrues over a 15-year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings for Mr. Moug is defined in the same manner as for Mr. Koeck. Final average earnings for Mr. MacFarlane and Mr. Rogelstad is defined as the average of the total cash payments (base pay and bonus) paid to the participant during the highest consecutive 30 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefit limits, and offset by the participant’s benefit from the tax-qualified defined Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

The executive officers are all vested in their benefits under the ESSRP. Mr. Moug and Mr. Koeck were granted an additional 5 and 3.6 years of service, respectively, under the ESSRP as of January 1, 2005. These increases were designed to more equitably apply the reduction in benefits caused by the January 1, 2005 Amendment to the ESSRP. The ESSRP does not provide for a lump sum distribution.

If an executive officer under the ESSRP dies while employed by Otter Tail Corporation, Otter Tail Corporation will pay the participant’s beneficiary an amount equal to four times the participant’s annual salary and bonus at the time of death. If an executive officer under the ESSRP dies after retirement or dies after termination for other reasons with a vested benefit, Otter Tail Corporation will pay the participant’s beneficiary a lesser amount, depending upon the executive officer’s age at death and his or her vested percentage.

If an executive officer retires prior to age 62 or terminates employment prior to retirement, with a vested benefit in the ESSRP, the executive officer will receive a reduced benefit amount. If a participant dies while still employed, his or her beneficiary will receive the actuarial equivalent of the participant’s benefit in 15 annual installments. Upon a change in control (as defined in the ESSRP), or in the event of the death of the executive officer while actively employed by Otter Tail Corporation, the executive officer becomes 100% vested in his or her accrued benefit. In the event of disability, years of credited service and years of participation continue to accrue under the ESSRP until such time as payments under Otter Tail Corporation’s long-term disability plan end. The Board of Directors has the right to amend, suspend or terminate the ESSRP, but no such action can reduce the benefits already accrued.

Mr. McIntyre participates and Mr. Waslaski participated in the Executive Restoration Plus Plan which is a nonqualified defined contribution plan. The plan permits a participant to defer up to 50% of salary in 1% increments and up to 100% of annual cash incentive compensation in 1% increments. In addition, subject to its annual discretion, Otter Tail Corporation will contribute a sum equal to 6.5% of the annual compensation for the plan year in excess of Internal Revenue Code Section 401(a)(17) compensation limit in effect for that plan year plus 3% of annual compensation to the deferral and retirement accounts for Mr. McIntyre and Mr. Waslaski, provided they are employed on the last day of the plan year. The plan provides that each participant makes his or her own investment decisions on the amounts deferred and on the amounts contributed by Otter Tail Corporation and is solely at risk for investment returns. A participant’s elected deferred sub-account will be fully vested at all times. A participant’s employer contributions sub-account will be vested to the same extent he or she is vested in any employer contributions under the Otter Tail Corporation Retirement Savings Plan, provided, however, that a participant will become fully vested in their employer contribution sub-account upon death, becoming disabled, or upon a change in control, provided the date on which the participant becomes fully vested in the employer contributions as a result of any of those events occurs while the participant is actively employed by or associated with Otter Tail Corporation. The plan was amended in February 2015 to allow for full vesting of employer contributions if retiring at or after age 62 and to allow Otter Tail Corporation to make restorative or other discretionary contributions on behalf of participants.

If a participant separates from service or becomes disabled, the vested portion of the participant’s account will be paid in a lump sum. If a participant dies while still employed, the participant’s vested account will be paid to the participant’s beneficiary in a lump sum payment. The Board of Directors has the right to amend, suspend or terminate the Executive Restoration Plus Plan, but no such action can reduce the benefits already accrued.

The following table summarizes the number of years of credited service and present accumulated value of the pension benefits for Mr. Moug, Mr. MacFarlane, Mr. Koeck and Mr. Rogelstad under the Otter Tail Corporation Pension Plan and ESSRP. Payments made for Mr. McIntyre and Mr. Waslaski under the Executive Restoration Plus Plan are found on the Non-Qualified Deferred Compensation Table and in the Summary Compensation Table.

2014 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
Edward J. McIntyre	Pension Plan ESSRP	— —	— —	— —
Kevin G. Moug[2]	Pension Plan ESSRP	13.00 14.00	580,000 2,605,000	— —
Charles S. MacFarlane	Pension Plan ESSRP	13.08 9.00	464,000 1,356,287	— —
George A. Koeck[3]	Pension Plan ESSRP	15.33 14.60	895,000 2,757,948	— —
Timothy J. Rogelstad	Pension Plan ESSRP	25.50 8.00	599,000 115,225	— —
Shane N. Waslaski	Pension Plan ESSRP	— —	— —	— —

(1)	The present value of the accumulated benefit for the Pension Plan and ESSRP is calculated in accordance with FASB ASC Topic 715. See Note 11 to the consolidated financial statements in the 2014 Annual Report on Form 10-K of Otter Tail Corporation for the policy and assumptions made in the valuation of this accumulated benefit.

(2)	Includes 5 years of additional credited service which results in an additional accumulated benefit at present value of $1,150,632.

(3)	Includes 3.6 years of additional credited service which results in an additional accumulated benefit at present value of $658,843.

Non-Qualified Deferred Compensation

The following table presents information on non-qualified deferred compensation for the Named Executive Officers.

2014 NON-QUALIFIED DEFERRED COMPENSATION1

Name	Executive Contributions in Last FY ($)[2]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals / Distributions ($)	Registrant Contributions to Executive Restoration in Last FY3	Aggregate Balance at Last FYE ($)[4]
Edward J. McIntyre	138,574	—	27,255	—	92,758	429,410
Kevin G. Moug	20,300	—	5,391	—	—	298,684
Charles S. MacFarlane	43,386	—	64,963	—	—	1,098,142
George A. Koeck	—	—	—	—	—	—
Timothy J. Rogelstad	—	—	—	—	—	—
Shane N. Waslaski	—	—	—	—	—	—

(1)	The terms of Otter Tail Corporation’s Non-Qualified Deferred Compensation Plan are described in the CD&A.

(2)	The amounts reported in the Executive Contributions column are also reported as compensation to the Named Executive Officers in the Summary Compensation Table while the amounts in the Aggregate Earnings column are not.

(3)	The terms of Otter Tail Corporation’s Executive Restoration Plus Plan are described in the Pension, ESSRP and Restoration Plus Plans section. The amounts reported in this column are also reported in the Summary Compensation Table.

(4)	The amounts related to Executive Contributions reported in this column were previously reported in Summary Compensation Tables of Otter Tail Corporation, while the amounts related to Aggregate Earnings were not.

Potential Termination Payments Upon a Change in Control

Otter Tail Corporation has entered into change in control severance agreements (the “Severance Agreements”) with the Named Executive Officers. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, Otter Tail Corporation terminates the executive officer’s employment without Cause or the executive officer terminates his or her employment for Good Reason. Such payments and benefits include: (i) severance pay equal to two times the sum of the executive officer’s salary (at the highest annual rate in effect during the two years prior to the termination) and average annual incentive compensation (for the two years prior to the termination); (ii) two years of continued life, health and disability insurance; (iii) the payment of legal fees and expenses relating to the termination; and (iv) the termination of any noncompetition arrangement between Otter Tail Corporation and the executive officer. Under the Severance Agreements, “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to Otter Tail Corporation; “Good Reason” is defined to include a material change in the employee’s responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of Otter Tail Corporation, a proxy fight or contested election that results in Continuing Directors (as defined in the Agreements) not constituting a majority of Otter Tail Corporation’s Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control.

Potential Termination Payments due Outside a Change in Control

Otter Tail Corporation has entered into employment agreements (the “Employment Agreements”) with Mr. Moug, Mr. MacFarlane and Mr. Koeck, and Mr. Rogelstad is a participant in the Executive Severance Plan. Mr. McIntyre does not have an Employment Agreement and is not a participant in the Executive Severance Plan. The Employment Agreements provide that if Otter Tail Corporation terminates the employment of the executive officer for Cause or if the executive officer terminates the employment relationship without Good Reason (as defined in the Employment Agreements) the executive officer will receive base pay and benefits through the date of termination. Alternatively, if Otter Tail Corporation terminates the employment of the executive officer for any other reason, or if the executive officer terminates the employment relationship for Good Reason, Otter Tail Corporation will pay a severance payment equal to 1.5 times the sum of the executive officer’s base pay plus his most recent annual cash incentive payment in full satisfaction of Otter Tail Corporation’s obligations to the executive officer. The Executive Severance Plan provides Mr. Rogelstad with a severance payment under similar circumstances equal to 1.5 times the sum of his base pay plus the target annual cash incentive payment.

The following table presents information regarding potential payments pursuant to the agreements described above, the 1999 Stock Incentive Plan and the 2014 Stock Incentive Plan for each of the executive officers named below assuming the event took place on December 31, 2014.

SUMMARY OF TERMINATION PROVISIONS1

	No Change in Control			Change in Control
Name	For Cause ($)	Death/Disability ($)	Without Cause ($)	($)
Edward J. McIntyre[2]	—	2,767,050	683,442	4,993,191
Kevin G. Moug[3]	—	744,990	1,063,644	2,214,949
Charles S. MacFarlane[4]	—	1,328,958	1,055,733	3,443,025
George A. Koeck[5]	—	614,835	965,361	1,778,900
Timothy J. Rogelstad[6]	—	342,108	480,000	1,034,600
Shane N. Waslaski[7]	—	—	—	—

(1)	For purposes of these calculations, the price per share is the closing price of Otter Tail Corporation’s common shares on December 31, 2014.

(2)	For Mr. McIntyre, Death/Disability consists of performance shares vesting at target in the amount of $2,083,608 and restricted stock vesting in the amount of $683,442; Without Cause consists of restricted stock vesting in the amount of $683,442; Upon a Change in Control consists of performance shares vesting at target in the amount of $2,083,608, severance in the amount of $2,181,176, restricted stock vesting in the amount of $706,662 and health benefits in the amount of $21,745.

(3)	For Mr. Moug, Death/Disability consists of performance shares vesting at target in the amount of $631,584 and restricted stock vesting in the amount of $113,406; Without Cause consists of restricted stock vesting in the amount of $113,406, and severance in the amount of $950,238; Upon a Change in Control consists of performance shares vesting at target in the amount of $631,584, severance in the amount of $1,194,163, restricted stock vesting in the amount of $127,215, three additional years of credited service under the ESSRP in the amount of $230,126; and a health benefit in the amount of $31,860.

(4)

For Mr. MacFarlane, Death/Disability consists of performance shares vesting at target in the amount of $1,034,064 and restricted stock vesting in the amount of $294,894; Without Cause consists of severance in the amount of $1,055,733; Upon a Change in Control consists of performance shares vesting at target in the amount of $1,034,064, severance in the amount of $1,384,770, restricted stock vesting in the amount of $371,520, three additional years of credited service under the ESSRP in the amount of $617,362 and a health benefit in the amount of $35,309.

(5)	For Mr. Koeck, Death/Disability consists of performance shares vesting at target in the amount of $529,416 and restricted stock vesting in the amount of $85,419; Without Cause consists of restricted stock vesting in the amount of $85,419 and severance in the amount of $879,942; Upon a Change in Control consists of performance shares vesting at target in the amount of $529,416, severance in the amount of $1,122,854, restricted stock vesting in the amount of $94,769 and a health benefit in the amount of $31,861.

(6)	For Mr. Rogelstad, Death/Disability consists of performance shares vesting at target in the amount of $232,200 and restricted stock vesting in the amount of $109,908; Without Cause consists of severance in the amount of $480,000; Upon a Change in Control consists of performance shares vesting at target in the amount of $232,200, severance in the amount of $640,000, restricted stock vesting in the amount of $109,908, three additional years of credited service under the ESSRP in the amount of $13,210 and a health benefit in the amount of $39,282.

(7)	Mr. Waslaski resigned effective May 15, 2014.

Compensation Policies and Risk

Otter Tail Corporation believes that its compensation policies and practices for its employees are such that they are not likely to create risk that would have a material adverse effect on Otter Tail Corporation. As described in this Proxy Statement, the executive officers of Otter Tail Corporation are paid two forms of incentive compensation. Short-term incentives are measured against earnings per share, platform net income, platform return on equity, return on invested capital, workplace safety and individual performance. These financial and safety measures are transparent, subject to review and the recoupment policy and can be verified by audit. Only a portion of short-term incentive, individual performance, is discretionary. Otter Tail Corporation’s long-term incentives are based upon stock performance and again, are transparent and subject to review and the recoupment policy. In short, Otter Tail Corporation believes there is little room for manipulation and a relatively low level of risk. To the extent that incentive compensation is used for other employees at Otter Tail Corporation, consistent practices are followed. Otter Tail Corporation’s disclosure in this Proxy Statement was considered and discussed first by the executive team, including its Vice President of Human Resources, and then by the Compensation Committee and the Board of Directors.

Report of Audit Committee

The Audit Committee of Otter Tail Corporation’s Board of Directors is composed of four independent Directors (as defined by the NASDAQ Listing Standards), and operates under a written charter adopted by the Board of Directors. The Audit Committee retains and supervises Otter Tail Corporation’s independent registered public accounting firm, currently Deloitte & Touche LLP.

Management is responsible for Otter Tail Corporation’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Otter Tail Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Otter Tail Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). Otter Tail Corporation’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the consolidated financial statements and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

Steven L. Fritze, Chair

Karen M. Bohn

Joyce Nelson Schuette

James B. Stake

Ratification of Independent Registered

Public Accounting Firm

At the Annual Meeting of Shareholders, the Board of Directors will propose that shareholders ratify the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of Otter Tail Corporation for 2015. This firm has no direct or indirect financial interest in Otter Tail Corporation.

The Audit Committee of Otter Tail Corporation’s Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2015. Shareholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Otter Tail Corporation and its shareholders.

A partner of the independent registered public accounting firm of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so. An affirmative vote of a majority of the common shares present and entitled to vote with respect to the ratification of the independent registered public accounting firm is required for ratification. Proxies, unless otherwise directed thereon, will be voted in favor of this proposal. The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2015.

Fees

Aggregate fees that Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) billed to Otter Tail Corporation for 2014 and 2013 are as follows.

Fees for Professional Services

	2014		2013
Total Audit Fees	$1,272,900	(a)	$1,212,264	(b)
Audit-Related Fees	—		26,500	(c)

Total Audit and Audit-Related Fees	1,272,900		1,238,764
Tax Fees	228,369	(d)	206,909	(e)
Other Fees	2,000	(f)	5,450	(g)

Total Fees Paid to Deloitte Entities	$1,503,269		$1,451,123

(a)	2014 audit fees, per engagement letter, of $1,075,000 plus estimated expenses for the 2014 audit of $80,000 and $117,900 related to three comfort letters and one registration statement.

(b)	2013 audit fees, per engagement letter, of $1,090,000, plus $45,000 for additional audit work required as part of the audit and actual expense for the 2013 audit of $77,264.

(c)	2013 fees of $26,500 for agreed upon procedures related to Otter Tail Power Company’s CapX 2020 Transmission Project.

(d)	Includes fees for tax planning in the amount of $8,340, tax advice in the amount of $80,216, and tax compliance in the amount of $139,813.

(e)	Includes fees for tax planning in the amount of $111,265, tax advice in the amount of $31,849, and tax compliance in the amount of $63,795.

(f)	Fees related to use of Deloitte’s Accounting Research Tool.

(g)	Includes $2,000 of fees related to use of Deloitte’s Accounting Research Tool and $3,450 in fees related to attendance of Otter Tail Corporation personnel at Deloitte sponsored training.

Pre-Approval of Audit/Non-Audit Services Policy

Otter Tail Corporation’s Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. The independent registered public accounting firm has reviewed this policy and believes that implementation of the policy will not adversely affect the firm’s independence.

Four categories of services have been defined by Otter Tail Corporation within the policy to provide a consistent framework for assessment, decision-making, approval and reporting. The following is a summary of the key provisions of the policy.

Audit services are specified services directly related to performing the independent audit of Otter Tail Corporation and its subsidiaries. The independent registered public accounting firm will submit to the Audit Committee for pre-approval the scope and estimated fees associated with the current year audit at the August Audit Committee meeting.

Audit-related services are specified services that are related extensions of audit services and are logically performed by the independent registered public accounting firm. Additional services exceeding the specified pre-approved limits require specific Audit Committee approval.

Tax services are specified services related to tax matters. Using the independent registered public accounting firm for these matters creates efficiencies, minimizes disruption, or preserves confidentiality. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

Other services include (a) “synergistic” services for which utilizing the independent registered public accounting firm creates efficiencies, minimizes disruption, or preserves confidentiality, or (b) “unique qualifications” services for which management has determined that the independent registered public accounting firm possesses unique or superior qualifications to provide the services. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

“Restricted” non-audit services include nine specific restricted services outlined in the SEC’s rule on auditor independence. These services are not to be performed by the independent registered public accounting firm.

During 2013 and 2014, all of the services provided by Deloitte Entities for the services described above under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee consistent with this procedure.

Policy and Procedures Regarding Transactions with Related Persons

The Board of Directors of Otter Tail Corporation has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving, or ratifying transactions with “Related Persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “Related Person” includes any of the Directors or executive officers of Otter Tail Corporation, certain shareholders and their immediate families. The policy applies to transactions in which Otter Tail Corporation is a participant and a Related Person will have a direct or indirect material interest, and where the amount involved exceeds $120,000. Under the policy, management of Otter Tail Corporation is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve, or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to Otter Tail Corporation than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons can be found at www.ottertail.com. For 2014 Otter Tail Corporation is unaware of any related party transactions.

Shareholder Proposals for 2016 Annual Meeting

Any holder of common shares of Otter Tail Corporation who intends to present a proposal that may properly be acted upon at the 2016 Annual Meeting of Shareholders of Otter Tail Corporation must submit such proposal to Otter Tail Corporation so that it is received at Otter Tail Corporation’s executive offices at 4334 18th Avenue SW, Suite 200, Box 9156, Fargo, North Dakota 58106-9156, on or before November 3, 2015, for inclusion in Otter Tail Corporation’s Proxy Statement and form of Proxy relating to that meeting.

If a holder of common shares wishes to present a proposal at the 2016 Annual Meeting of Shareholders, but does not wish to include it in the Proxy Statement and form of Proxy relating to that meeting, or wishes to nominate a candidate for Director, the holder must submit notice of the proposal or nomination in accordance with the procedures provided in the Otter Tail Corporation Bylaws to Otter Tail Corporation’s executive offices on or before January 12, 2016 in order for the proposal to be considered timely.

Other Business

As of the date hereof, the Board of Directors of Otter Tail Corporation is aware of no other proposals to be presented to the Annual Meeting, in addition to the items described above. If any other matters properly come before the Annual Meeting, the proxies will vote thereon at their discretion.

A copy of Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements and schedules thereto, filed with the SEC, is available without charge to shareholders. Address written requests to:

Corporate Secretary
Otter Tail Corporation
Box 9156
Fargo, ND 58106-9156

215 South Cascade Street

Box 496

Fergus Falls, Minnesota 56538-0496

4334 18th Avenue SW, Suite 200

Box 9156

Fargo, North Dakota 58106-9156

www.ottertail.com

PROXY

Solicited on behalf of the Board of Directors of

OTTER TAIL CORPORATION

The undersigned hereby appoint JOHN D. ERICKSON and KATHRYN O. JOHNSON (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all common shares that the undersigned is entitled to vote at the Annual Meeting of Otter Tail Corporation to be held April 13, 2015, and at any adjournment thereof, and hereby directs that this proxy be voted as instructed herein. The Board of Directors recommends voting for the election of Directors (Item 1), and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Item 2).

1.	ELECTION OF DIRECTORS

(1) Karen M. Bohn	(2) Charles S. MacFarlane	(3) Joyce Nelson Schuette
FOR ☐	FOR ☐	FOR ☐
WITHHOLD ☐	WITHHOLD ☐	WITHHOLD ☐

2.	TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2015

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

SEE OTHER SIDE

This proxy will be voted as directed. In the absence of specific directions, the proxy will be voted FOR the election of Directors and FOR Item 2.

Please sign exactly as the name appears hereon. When signing as attorney, administrator, trustee, or guardian, please give your full title.

Dated: , 2015

Signature	Signature, if held jointly

PLEASE VOTE YOUR PROXY—NOW!

Please date and sign the attached proxy and return it promptly.

This will help save the expense of follow-up letters to shareholders who have not responded. If you vote by Internet or telephone, please do not mail your proxy card.

(over)

2

c\o Continental Proxy Services – 8th Floor

17 Battery Place, New York, NY 10004-1123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on April 13, 2015

Please note this is a notice only of the availability of proxy materials on the Internet. This is not a ballot. See the reverse side of this notice for further instructions.

Dear Shareholders,

The 2015 Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Best Western, The Falls Inn and Suites, 921 Western Avenue (Highway 210 West & Interstate 94), Fergus Falls, Minnesota on April 13, 2015, at 10:00 AM (CDT).

Proposals to be considered at the Annual Meeting:

(1)	To elect three directors for three-year terms ending 2018;
(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2015; and
(3)	To transact such other business as may properly be brought before the meeting.

The board of directors recommends a vote “for” the three nominees for election for three-year terms ending 2018 listed in the Company’s 2015 Proxy Statement, and “for” Proposal 2.

Shareholders are cordially invited to attend the Annual Meeting. If you wish to vote your shares at the meeting you will need to request a ballot at the meeting. To obtain directions to attend the Annual Meeting and vote in person contact Shareholder Services at our toll free number 800-664-1259.

The Proxy Materials are available for review at: http://www.ottertail.com/annual.cfm. If you don’t have Internet access or want to receive a paper or email of these documents, please refer to the reverse side of this notice for instructions for requesting a copy.

Vote Your Proxy Over the Internet:

To vote now over the Internet, go to www.cstproxyvote.com. You must reference the company ID., proxy number, and account number found to the right of this box. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

Company ID: Proxy Number: Account Number:

Important Notice Regarding the Availability of Proxy Materials for Otter Tail Corporation’s Annual Meeting of Shareholders to Be Held On April 13, 2015.

You are receiving this communication because you hold shares in Otter Tail Corporation. This is not a ballot. You cannot use this notice to vote your shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following Proxy Materials are available to you at http://www.ottertail.com/annual.cfm:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2014,

•	the Company’s 2015 Proxy Statement,

•	the Proxy Card, and

•	any amendments to the foregoing materials that are required to be furnished to shareholders.

If you don’t have Internet access or if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 3, 2015 to facilitate a timely delivery.

You can request a copy of the proxy materials in one of three ways:

1.	By calling toll-free 1-888-221-0690
2.	By sending an email to proxy@continentalstock.com (Please type “OtterTail” and your account number in the subject line.)
3.	By logging onto www.cstproxy.com

Make sure you have this notice available when you:

•	Request a paper copy or email copy of the proxy materials

•	Want to view our materials on the Internet

•	Want to vote your proxy on the Internet (See instructions on the reverse side)

If requested, your company ID, proxy number, and account number are located to the right of the box on the reverse side of this notice.